As filed with the Securities and Exchange Commission on August 23, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERLINK ELECTRONICS, INC.

(Exact name of issuer as specified in its charter)

Delaware	77-0056625
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

546 Flynn Road Camarillo, California	93012
(Address of principal executive offices)	(Zip Code)

1996 Stock Incentive Plan, as amended

(Full title of the plan)

Charles C. Best

Interlink Electronics, Inc.

546 Flynn Road

Camarillo, California 93012

(Name and address of agent for service)

(805) 484-8855

(Telephone number, including area code, of agent for service)

Copy to:

John J. Halle

Kyle D. Wuepper

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204-1268

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.00001 par value	750,000 shares	(2)	$6.07	$4,555,708	$536.21

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933. Of the shares to be registered, 371,895 shares are subject to options with a weighted average exercise price of $5.70 (364,895 of which are exercisable at a price of $5.70 per share and 7,000 of which are exercisable at a price of $5.56 per share). The calculation of the registration fee for the balance of the shares (378,105) is based on $6.445 which was the average of the high and low prices of the common stock on August 18, 2005 as reported on the Nasdaq National Market System.
(2)	On November 3, 1997, the Company filed a Registration Statement on Form S-8 (File No. 333-39371) (the “Form S-8”) to register 1,500,000 shares of its common stock for issuance pursuant to the terms of its 1996 Stock Incentive Plan (the “Plan”). At the 1999 Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to the Plan to reserve an additional 500,000 shares of common stock for issuance under the Plan, thereby increasing the total number reserved to 2,000,000 shares. The Board of Directors subsequently approved a three-for-two stock dividend which was distributed to stockholders of record on March 20, 2000. By operation of the terms of the Plan the number of shares of common stock authorized for issuance under the Plan was increased from 2,000,000 to 3,000,000 by the stock dividend. Of these additional shares, the 750,000 shares resulting from the stock dividend on the 1,500,000 shares registered on the Form S-8 are deemed to be registered under the Form S-8 pursuant to Rule 416 of the Securities Act of 1933, as amended. On June 27, 2000, the stockholders approved an amendment to the Plan to reserve an additional 1,500,000 shares of common stock for issuance under the Plan, thereby increasing the total number reserved to 4,500,000 shares. On January 18, 2001, the Company filed a Registration Statement on Form S-8 (File No. 333-53870) to register the 750,000 shares of common stock (as calculated after the stock dividend) approved by the stockholders at the Company’s 1999 Annual Meeting of Stockholders and the 1,500,000 shares approved at the 2000 Annual Meeting of Stockholders. At a Special Meeting of Stockholders held on December 20, 2001 (the “2001 Special Meeting”), the Company’s stockholders approved an amendment to the Plan to reserve an additional 1,000,000 shares of common stock for issuance under the Plan, thereby increasing the total number reserved to 5,500,000 shares. On July 18, 2003, the Company filed a Registration Statement on Form S-8 (File No. 333-107174) to register the 1,000,000 shares approved at the 2001 Special Meeting. At the 2004 Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to the Plan to reserve an additional 1,000,000 shares of common stock for issuance under the Plan, thereby increasing the total number reserved to 6,500,000 shares. On July 30, 2004, the Company filed a Registration Statement on Form S-8 (File No. 333-117831) to register the 1,000,000 shares approved at the 2004 Annual Meeting of Stockholders. At the 2005 Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to the Plan to reserve an additional 750,000 shares of common stock for issuance under the Plan, thereby increasing the total number reserved to 7,250,000 shares. This registration statement is being filed to register the 750,000 shares approved at the 2005 Annual Meeting of Stockholders.

The contents of Registrant’s Registration Statements on Form S-8 (Registration Statement Nos. 333-39371, 333-53870, 333-107174 and 333-117831) are incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by Interlink Electronics, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

(c) The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers on terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the DGCL, Article IV of the Company’s Certificate of Incorporation (the “Certificate”) includes a provision that eliminates the personal liability of its directors for monetary damages for conduct as a director, except for any act or omission for which such elimination of liability is not permitted under the DGCL. The Bylaws deny the directors and others the right to indemnification for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL (regarding unlawful dividends and stock purchases), or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Certificate and the Bylaws of the Company also provide that (i) the Company may indemnify its other employees and agents as set forth in the DGCL, (ii) the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain limited exceptions, and (iii) the rights conferred in the Bylaws are not exclusive. The indemnification provisions in the Company’s Certificate and Bylaws may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Company has obtained insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors or otherwise.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).

4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Power of Attorney of E. Michael Thoben, III.*

24.2	Power of Attorney of George Gu.*

24.3	Power of Attorney of Eugene F. Hovanec.*

24.4	Power of Attorney of Merritt M. Lutz.*

24.5	Power of Attorney of John A. Buckett, II. **

*	Previously filed with the Company’s Registration Statement on Form S-8 filed with the SEC on November 3, 1997 (Registration No. 333-39371).
**	Previously filed with the Company’s Registration Statement on Form S-8 filed with the SEC on January 18, 2001 (Registration No. 333-53870).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on this 23rd day of August, 2005.

INTERLINK ELECTRONICS, INC.

By	/s/ Charles C. Best
Charles C. Best
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on August 23, 2005 in the capacities indicated.

Signature	Title
/s/ E. MICHAEL THOBEN, III	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
E. Michael Thoben, III

/s/ CHARLES C. BEST	Chief Financial Officer (Principal Accounting and Financial Officer)
Charles C. Best

* JOHN A. BUCKETT, II	Director
John A. Buckett, II

* GEORGE GU	Director
George Gu

* EUGENE F. HOVANEC	Director
Eugene F. Hovanec

* MERRITT M. LUTZ	Director
Merritt M. Lutz

* By:	/s/ E. MICHAEL THOBEN
E. Michael Thoben
Attorney In Fact

EXHIBIT INDEX

Exhibit Number	Document Description
4.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).

4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000).

5.1	Opinion of Stoel Rives LLP.

23.1	Consent of BDO Seidman, LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Power of Attorney of E. Michael Thoben, III.*

24.2	Power of Attorney of George Gu.*

24.3	Power of Attorney of Eugene F. Hovanec.*

24.4	Power of Attorney of Merritt M. Lutz.*

24.5	Power of Attorney of John A. Buckett, II.**

*	Previously filed with the Company’s Registration Statement on Form S-8 filed with the SEC on November 3, 1997 (Registration No. 333-39371).
**	Previously filed with the Company’s Registration Statement on Form S-8 filed with the SEC on January 18, 2001 (Registration No. 333-53870).